Exhibit 2.2

EXECUTION

CREDIT SUISSE AG

CREDIT SUISSE SECURITIES (USA) LLC

Eleven Madison Avenue
New York, NY 10010

CONFIDENTIAL

November 21, 2016

Dr Pepper Snapple Group, Inc.

5301 Legacy Drive

Plano, Texas 75024

Attention:  Marty Ellen

PROJECT SUPERFRUIT
$1,700,000,000 364-Day Bridge Term Loan Credit Facility
Commitment Letter

Ladies and Gentlemen:

Dr Pepper Snapple Group, Inc. (the “Borrower” or “you”) has advised Credit Suisse AG (acting through such of its branches or affiliates as it may designate, “CS” or the “Initial Lender”) and Credit Suisse Securities (USA) LLC (“CS Securities” or the “Arranger” and, together with CS and their respective affiliates, “Credit Suisse”, the “Commitment Parties”, “we” or “us”) that you intend to consummate (or to cause one or more of your subsidiaries to consummate) the Acquisition and the other Transactions (each such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).

You have further advised us that, in connection therewith, the Borrower will obtain the 364-day bridge term loan credit facility (the “Facility”) in an aggregate principal amount of up to $1,700,000,000, as described in the Term Sheet and as such Facility may be reduced, as described below, upon the consummation of any Debt Offering, Equity Offering or Asset Sale after the date hereof.

1.              Commitments.

In connection with the foregoing, the Initial Lender is pleased to advise you of its commitment to provide the entire principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”). The commitment of the Initial Lender under the Facility shall be permanently reduced dollar-for-dollar by an amount equal to the aggregate cash proceeds (net of customary transaction expenses to be payable in respect thereof) received by the Borrower or any of its subsidiaries from the consummation of any Debt Offering, Equity Offering or Asset Sale in each case, subsequent to the date hereof and on or prior to the Closing Date.

2.              Titles and Roles.

You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as the bookrunner and lead arranger for the Facility and (b) CS to act, and CS hereby agrees to act, as the administrative agent (“Agent”) for the Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Each of CS and CS Securities, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles.  You further agree that (x) CS Securities will have “left side” placement in any and all marketing materials and other documentation used in connection with the Facility and will have roles and responsibilities customarily associated with such “left side” placement and (y) no other titles will be awarded in connection with the Facility and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain Lenders’ commitments to the Facility unless you and Credit Suisse shall so agree.

3.              Syndication.

The Arranger reserves the right, prior to and/or after the execution of definitive documentation for the Facility, to syndicate all or a portion of the Initial Lender’s commitment with respect to the Facility to a group of banks, financial institutions and other institutional lenders (together with the Initial Lender, the “Lenders”) identified by the Arranger in consultation with and reasonably acceptable to you; provided that any assignment of such commitments in connection with such syndication shall be subject to the terms of Section 9 hereof, and you agree to use commercially reasonable efforts to provide the Arranger with a period of at least fifteen (15) consecutive business days following the launch of syndication and prior to the Closing Date to syndicate the Facility (provided that (i) such period shall not include November 25, 2016 and (ii) such period shall end on or prior to December 19, 2016 or commence on or after January 2, 2017). The Arranger intends to commence syndication efforts promptly upon the completion of the Information Materials referred to below, and you agree actively to assist the Arranger in completing a reasonably satisfactory syndication, but in all instances subject to, and not in contravention of, the terms of the Acquisition Agreement.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Company, (b) direct contact between your senior management, representatives and advisors (and your using commercially reasonable efforts to cause direct contact between senior management, representatives and advisors of the Company (consistent with the terms of the Acquisition Agreement)) and the proposed Lenders, (c) assistance by you (and your using commercially reasonable efforts to cause the assistance by the Company) in the preparation of a confidential information memorandum for the Facility and other

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marketing materials to be used in connection with the syndication (the “Information Materials”), and (d) the hosting, with the Arranger, of one or more meetings of prospective Lenders at such times and locations as may be mutually acceptable to you and the Arranger.  You agree, at the request of the Arranger, to assist in the preparation of a version of the Information Materials consisting exclusively of information and documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Borrower, the Company, or their respective subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Side Information”; and each Lender that wishes to receive only Public Side Information, a “Public Side Lender”).  Any information and documentation that is not Public Side Information is referred to herein as “Private Side Information”.  Before distribution of any Information Materials, you agree to execute and deliver to the Arranger, in a form acceptable to you and the Arranger, (i) a letter in which you authorize distribution of the Information Materials to Lenders’ employees willing to receive Private Side Information and (ii) a letter in which you authorize distribution of Information Materials containing solely Public Side Information and represent that such Information Materials do not contain any Private Side Information, with each such letter also including a customary representation as to the accuracy of the Information Materials.  You further agree that before distribution of any Information Materials, you will identify that portion of the Information Materials that may be distributed to the Public Side Lenders, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.  By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Arranger and the proposed Lenders to treat such Information Materials as not containing any information other than Public Side Information (it being understood that if you are unable to reasonably determine if any such information is or is not Public Side Information, you shall not be obligated to mark such information as “PUBLIC”).  You agree that, unless expressly identified as containing information that is Public Side Information, each document to be disseminated by the Arranger to any Lender in connection with the Facility will be deemed to contain Private Side Information.  The Arranger will not make any Information Materials not marked “PUBLIC” available to Public Side Lenders. You acknowledge that the following documents contain solely Public Side Information (unless you notify the Arranger promptly that any such document contains Private Side Information): (a) drafts and final definitive documentation and term sheets with respect to the Facility; (b) administrative materials prepared by the Arranger or the Initial Lender for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facility.

All aspects of any syndication will be managed by the Arranger in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders.  To assist in

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the syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Company promptly to provide) to the Arranger all information with respect to the Borrower, the Company, and their respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as the Arranger may reasonably request.

To ensure an orderly and effective syndication of the Facility, you agree that, prior to and during the Syndication Period (as defined below), there shall be no other issues of debt or preferred securities or commercial bank or other credit facilities of the Borrower, the Company or their respective subsidiaries being announced, offered, placed or arranged that could have an adverse impact on the syndication of the Facility or the consummation of any Debt Offering or Equity Offering, in each case without the prior written consent of the Arranger (other than any Debt Offering and Equity Offering and indebtedness incurred in the ordinary course of business, including, without limitation, borrowings under existing credit facilities and refinancings of existing indebtedness that matures during such period, and indebtedness permitted to be incurred by the Company and its subsidiaries pursuant to the Acquisition Agreement).

As used herein and in the Fee Letter, “Syndication Period” shall mean the period from the date of your acceptance of this Commitment Letter until the earlier of (i) the date on or after the Closing Date on which a “successful syndication” (as defined in the Fee Letter) is achieved and (ii) 90 days after the Closing Date.

Notwithstanding the Initial Lender’s right to syndicate the Facility and receive commitments with respect thereto, except in each case set forth below with respect to assignments made with your consent as expressly provided in Section 9, (i) the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the entire Facility on the Closing Date) in connection with any syndication, assignment or participation of the Facility, including its commitment in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitment in respect of the Facility until the initial funding of the Facility and (iii) the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

4.              Information.

You hereby represent and warrant (with respect to Information (as defined below) relating to the Company and its affiliates, to the best of your knowledge) that (a) all written information and written data other than the Projections and information of a general economic or industry nature (the “Information”) that has been or will be made available to the Arranger by or on behalf of you or any of your representatives, when taken as a whole, is or will be, when furnished, complete and correct in all material

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respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Arranger by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions which are believed by you to be reasonable at the time made and at the time the related Projections are made available to us; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that if at any time prior to the closing of the Facility you become aware that any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to Information and Projections relating to the Company and its affiliates, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (with respect to Information and Projections relating to the Company and its affiliates, to the best of your knowledge) such representations will be correct under those circumstances.  In arranging and syndicating the Facility, the Arranger will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5.              Fees.

As consideration for the agreements of the Commitment Parties hereunder, you agree to pay to us the fees set forth in this Commitment Letter and in (i) the fee letter and (ii) the agency fee letter, each dated the date hereof and delivered herewith with respect to the Facility (collectively, the “Fee Letter”), if and to the extent due and payable.

6.              Conditions Precedent.

The Initial Lender’s commitment hereunder, and each of the Commitment Parties’ agreements to perform the services described herein, are subject solely to the conditions expressly set forth in Exhibit B hereto; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the definitive loan documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the definitive loan documentation or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the only representations or warranties the accuracy of which shall be a condition to the availability and funding of the Facility on the Closing Date shall be the Acquisition

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Agreement Representations and the Specified Representations (in each case, as defined in Exhibit B hereto).

7.              Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties and their respective officers, directors, employees, agents, advisors, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facility or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by a third party or by you, the Company or any of your or their respective affiliates or equity holders), and to reimburse each such Indemnified Person upon demand (including presentation of a summary statement) for any reasonable and documented out-of-pocket legal expenses of one primary external counsel (and one local external counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, one additional external counsel in each applicable jurisdiction) and other reasonable and documented out-of-pocket expenses incurred by such Indemnified Person in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted (i) primarily from the gross negligence, bad faith or wilful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, members, controlling persons, employees, agents, advisors or other representative of any of the foregoing, (ii) a material breach by such Indemnified Person or any of such Indemnified Person’s affiliates of the obligations under this Commitment Letter, or (iii) disputes between and among Indemnified Persons to the extent such disputes do not arise from any act or omission of you or any of your affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Facility) and (b) whether or not the Closing Date occurs, to reimburse each of the Commitment Parties from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, consultants’ fees, syndication expenses, travel expenses and fees, disbursements and other reasonable charges of one primary external counsel to the Agent (being Davis Polk & Wardwell LLP), one local counsel in each relevant jurisdiction (which may include special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, another firm of counsel for the affected Indemnified Person, in each case, incurred in connection with the Transactions, the Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facility and any ancillary documents in connection therewith.  Notwithstanding any other provision in this Commitment Letter, no Indemnified Person shall have any liability (whether direct or indirect, in contract or

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tort or otherwise) to you or your subsidiaries, affiliates, equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to indirect, special, punitive or consequential, damages determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or wilful misconduct.

8.              Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. The Commitment Parties will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or the Commitment Parties’ other relationships with you to other companies.  You also acknowledge that the Commitment Parties do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by the Commitment Parties from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any of the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether any of the Commitment Parties has advised or is advising you on other matters, (b) each of us, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each of the Commitment Parties is engaged in a broad range of transactions that may involve interests that differ from your interests and that none of the Commitment Parties has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against any of the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that none of the Commitment Parties shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equity holders, employees or creditors. In particular, you acknowledge that CS Securities is acting as a buy-side financial advisor to you in connection with the Transactions.  You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of CS Securities in such capacity and the obligations of Credit Suisse hereunder, on the other hand. Additionally, you acknowledge and agree that the Commitment Parties are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including, without limitation, with respect to any consents needed in connection with the transactions contemplated hereby).  You shall consult with your own advisors concerning such matters and shall be responsible for

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making your own independent investigation and appraisal of the transactions contemplated hereby (including, without limitation, with respect to any consents needed in connection therewith), and the Commitment Parties shall not have any responsibility or liability to you with respect thereto.  Any review by the Commitment Parties of the Borrower, the Company, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of each of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

You further acknowledge that Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, Credit Suisse may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any of the Commitment Parties or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.              Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of the Commitment Parties (and any attempted assignment without such consent shall be null and void).  This Commitment Letter is intended to be solely for the benefit of the parties hereto (and, to the extent specified in Section 7 hereof, Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and, to the extent specified in Section 7 hereof, Indemnified Persons).

The Initial Lender may not assign its commitment, duties or obligations hereunder without your prior written consent (such consent not to be unreasonably withheld or delayed), and any attempted assignment without such consent shall be null and void; provided that (i) any assignment to one or more prospective Lenders with your consent shall release the Initial Lender from the portion of its commitment hereunder so assigned at the time that such assignee has executed either (x) a joinder agreement pursuant to which such assignee agrees to be bound by the terms of this Commitment Letter in form and substance reasonably satisfactory to you or (y) the definitive documentation for the Facility, and (ii) any and all obligations of, and services to be provided by the Initial Lender or the Arranger hereunder (including, without limitation, the Initial Lender’s commitment) may be performed and any and all rights of the Initial Lender or the Arranger hereunder may be exercised by or through any entity that is an affiliate of the Initial Lender or the Arranger or any branches of the Initial Lender or the Arranger and, in connection with such performance or exercise, the Initial Lender or the Arranger may exchange with such affiliates or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so

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employed, such affiliates and branches shall be entitled to the benefits afforded to the Initial Lender and the Arranger hereunder.  For purposes of the foregoing provisions of this Section 9, you agree that you will promptly consent to any requested assignment to the persons identified by you in writing to the Commitment Parties on or prior to the date hereof as “Permitted Lenders”.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facility may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and that none of the Commitment Parties shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or wilful misconduct by either of us. The Arranger may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as they may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the Arranger.

This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between the parties hereto with respect to the Facility.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (I) THE INTERPRETATION OF THE DEFINITION OF MATERIAL ADVERSE EFFECT (AS DEFINED IN SCHEDULE B-I HERETO) AND/OR WHETHER OR NOT A MATERIAL ADVERSE EFFECT WITH RESPECT TO THE COMPANY HAS OCCURRED, (II) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR (OR THEIR) OBLIGATIONS UNDER THE

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ACQUISITION AGREEMENT OR THE RIGHT TO ELECT NOT TO CONSUMMATE THE ACQUISITION AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, SOLELY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY OTHER PRINCIPLES OF CONFLICTS OF LAW.

10.       Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

11.       Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12.       Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance, nor the activities of any of the Commitment Parties pursuant hereto, shall be disclosed, directly or indirectly, to any other person except (a) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as

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required by applicable law or compulsory legal process (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure); provided that you may disclose this Commitment Letter and the contents hereof and, in the case of clause (i), the Fee Letter and the contents thereof (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Commitment Parties) to (i) the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) in any prospectus or offering memorandum relating to any Debt Offering or Equity Offering, (iii) to S&P Global Ratings (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) on a confidential basis, (iv) to the extent you reasonably determine that such disclosure is advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure), (v) upon the request or demand of any regulatory authority having jurisdiction over you, and (vi) with the prior written consent of the Commitment Parties; provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you and it has become publicly available as a result of disclosure in accordance with the terms of this paragraph.

Each of the Commitment Parties will, until the earlier of (i) the date that is two years after the date hereof and (ii) the Closing Date (at which point, the confidentiality provisions of the definitive documentation will supersede), treat as confidential all confidential information provided to the Commitment Parties and their respective affiliates by or on behalf of you hereunder; provided that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over us, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this paragraph, (d) to the affiliates of the Commitment Parties and to the respective employees, legal counsel, independent auditors and other experts or agents who are informed of the confidential nature of such information of the Commitment Parties and their affiliates’ and the obligations of the Commitment Parties in respect thereof (and the Commitment Parties shall be responsible for their compliance therewith), (e) to actual or potential assignees, participants or derivative investors in the Facility who agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions, (f) to the extent such information was already in the possession of the Commitment Parties or is independently developed by the Commitment Parties, (g) with your prior written consent, (h) for purposes of establishing any applicable defense or (i) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof.

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Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter, and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order for any party to comply with applicable securities laws.  For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.

13.       Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, syndication, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and (other than in the case of the syndication provisions) notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitment hereunder and the agreements of the Commitment Parties to perform the services described herein; provided that the foregoing provisions in this paragraph, other than with respect to confidentiality, compensation, syndication and information, shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the definitive loan documentation upon execution thereof and thereafter shall have no further force and effect.

14.       PATRIOT Act Notification.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of the Initial Lender and each Lender is required to obtain, verify and record information that identifies the Borrower and any guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and any guarantors that will allow each of the Initial Lender or such Lender to identify the Borrower and any guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each of the Initial Lender and each Lender.  You agree that the Initial Lender can share any information provided by you pursuant to this paragraph with each other Lender.

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15.       Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter not later than 12:00 p.m., New York City time, on November 21, 2016.  The Initial Lender’s offer hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter will become a binding commitment of the Initial Lender only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 15.  In the event that the Closing Date does not occur on or before 5:00 p.m., New York City time, on the date that is one business day following the six month anniversary of the date hereof (or such earlier date on which the Acquisition Agreement terminates or you or any of your affiliates publicly announces its intention not to proceed with the Acquisition), then this Commitment Letter and the Initial Lender’s commitment hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree to an extension.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ SoVonna Day-Goins
Name: SoVonna Day-Goins
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By	/s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

[Project Superfruit - Commitment Letter Signature Page]

Accepted and agreed to as of
the date first above written:

DR PEPPER SNAPPLE GROUP, INC.

By	/s/ Martin M. Ellen
Name: Martin M. Ellen
Title: EVP, Chief Financial Officer

[Project Superfruit - Commitment Letter Signature Page]

EXHIBIT A

PROJECT SUPERFRUIT
$1,700,000,000 364-Day Bridge Term Loan Credit Facility

Summary of Principal Terms and Conditions

Borrower:	Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Borrower”).

Transactions:

Pursuant to an Agreement and Plan of Merger, dated as of the date hereof, by and among the Borrower, Bai Brands LLC, Superfruit Merger Sub, LLC, and the other parties thereto (as in effect on the date hereof, together with exhibits and schedules, the “Acquisition Agreement”), the Borrower will acquire, directly or indirectly (the “Acquisition”), 100% of the issued and outstanding equity interests of a company previously identified to the Arranger (as defined below) as “Superfruit” (the “Company”) in exchange for aggregate cash consideration (the “Cash Consideration”) from the Borrower, in each case as provided for in the Acquisition Agreement. In connection with the foregoing, the Borrower will (a) obtain the 364-day bridge term loan credit facility, as described below under the caption “Facility”, and (b) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Agent:

Credit Suisse AG, acting through one or more of its branches or affiliates (“CS”), will act as the administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunner and Lead Arranger:

Credit Suisse Securities (USA) LLC will act as the bookrunner and lead arranger for the Facility described below (in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Facility:

A 364-day bridge term loan facility in an aggregate principal amount of up to $1,700,000,000 (the “Facility”).

The aggregate commitments in respect of the Facility shall be permanently reduced dollar-for-dollar by an amount equal to the aggregate net cash proceeds received by the Borrower or any of its subsidiaries from the consummation of any Debt Offering, Equity Offering or Asset Sale (each as defined below), in each case, subsequent to the date hereof and on or prior to the date of the borrowing under the Facility (the “Closing Date”).

“Debt Offering” means any incurrence of debt for borrowed money (including any issuance of senior unsecured notes (the “Notes”) through a public offering or in a Rule 144A or other private placement (the “Notes Offering”)), debt securities convertible into equity securities, issued in a public offering, private placement or otherwise, or bank loans by the Borrower or any of its subsidiaries, other than (i) intercompany debt, (ii) debt under the Existing Credit Agreement (as defined in Exhibit B to the Commitment Letter), (iii) sales of commercial paper consistent with the Borrower’s historical practice, (iv) renegotiation and, if necessary, resyndication of the Existing Credit Agreement; provided that such refinanced or resyndicated Existing Credit Agreement shall not be in a principal amount that exceeds $750,000,000 and (v) other indebtedness incurred in the ordinary course of business.
“Equity Offering” means any issuance of equity (including preferred equity) or equity-linked securities (in a public offering or private placement) by the Borrower or any of its subsidiaries (excluding equity or equity-linked securities issued to any employee stock plan or employee compensation plan).

“Asset Sale” means any sale, transfer or other disposition of assets by the Borrower or any of its subsidiaries, in each case other than sales, transfers or other dispositions (i) made in the ordinary course of business or (ii) for aggregate net cash proceeds of less than $500,000,000.

Purpose:

The proceeds of the Facility will be used by the Borrower on the Closing Date, together with the proceeds of any Debt Offering or Equity Offering, and cash on hand at the Borrower (including the proceeds of borrowings under the Existing Credit Agreement), solely (a) to pay the Cash Consideration and (b) to pay the Transaction Costs.

Availability:	The Facility must be drawn in a single drawing on the date that the Acquisition is consummated. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Schedule A-I hereto.

Default Rate:	The applicable interest rate plus 2.0% per annum.

Final Maturity and Amortization:	The Facility will mature on the date that is 364 days after the Closing Date, and will not require interim scheduled amortization.

Guarantees:	All obligations of the Borrower under the Facility will be unconditionally guaranteed (the “Guarantees”) by each subsidiary of the Borrower that guarantees the Existing Credit Agreement.

Commitment Termination:

On or prior to the Closing Date, the aggregate commitments in respect of the Facility under the Commitment Letter or under the definitive documentation in respect of the Facility (as applicable) shall be permanently reduced to zero immediately upon 5:00 p.m., New York City time, on the date that is one business day following the six month anniversary of the date hereof (or such earlier date on which the Acquisition Agreement terminates or you or any of your affiliates publicly announces its intention not to proceed with the Acquisition).

Mandatory Prepayments/ Commitment Reductions:

The commitments under the Facility shall be permanently reduced as provided for under the caption “Facility” above, and the aggregate amount of loans outstanding under the Facility shall be repaid by an amount equal to 100% of the net cash proceeds of any Debt Offering, Equity Offering or Asset Sale after the Closing Date, subject to exceptions to be agreed upon.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Facility and prepayments of borrowings thereunder will be permitted at any time upon same-day notice (or, in the case of a prepayment of Eurodollar rate loans, 3 business days’ prior notice), in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Eurodollar rate borrowings other than on the last day of the relevant interest period.

Representations and Warranties:

Substantially similar to the Existing Credit Agreement (modified as necessary to reflect the transactions contemplated hereby), which shall be limited to the following: corporate existence and standing; authorization and validity; no violation of, or conflicts with laws, organizational documents and agreements; litigation; Federal Reserve Regulations; governmental consents; Investment Company Act; disclosure; financial condition/ financial statements; taxes; ERISA compliance; compliance with laws; environmental matters; properties; labor matters; and no material adverse change. The credit documentation will also contain a solvency representation and customary representations and warranties with respect to compliance with OFAC, sanctions, FCPA, PATRIOT Act and anti-corruption laws.

Conditions Precedent to Borrowing:	The borrowing under the Facility will be subject solely to the conditions precedent expressly set forth in Exhibit B to the Commitment Letter.

Affirmative Covenants:	Substantially similar to the Existing Credit

Agreement (to be applicable to the Borrower and its subsidiaries and modified as necessary to reflect the transactions contemplated hereby), which shall be limited to the following: financial statements, ratings change and other information; delivery of notices; books, records and inspections; maintenance of insurance; taxes; maintenance of existence; compliance with laws (including ERISA and environmental laws); maintenance of properties; maintenance of licenses and permits; maintenance of financial strength ratings; use of proceeds; and further assurances.

Negative Covenants:

Substantially similar to the Existing Credit Agreement (to be applicable to the Borrower and its subsidiaries and modified as necessary to reflect the transactions contemplated hereby), which shall be limited to the following: change in business conducted; fundamental changes; limitations on liens; transactions with affiliates; limitation on restrictions on ability of the Borrower and subsidiaries to incur liens and ability of the subsidiaries to pay dividends, make distributions and make loans; and limitation on indebtedness of non-guarantor subsidiaries. The credit documentation will also contain customary covenants with respect to OFAC and other sanctions and FCPA and other anti-corruption laws.

Financial Covenants:

A maximum ratio of consolidated indebtedness to consolidated EBITDA of 3.50:1.00, as currently calculated pursuant to the Existing Credit Agreement (modified as necessary to reflect the transactions contemplated hereby).

Events of Default:

Substantially similar to the Existing Credit Agreement (modified as necessary to reflect the transactions contemplated hereby) relating to the Borrower and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), which shall be limited to the following: nonpayment of principal, interest or other amounts; incorrectness of representations and warranties; breach of covenants and other provisions (with cure periods as provided for in the Existing Credit Agreement); cross-default; insolvency proceedings; ERISA; material judgments; change of control; and invalidity of the Guaranties.

Voting:

Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Facility, except that the consent of each Lender directly affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees payable to such Lender, (c) postponement of the scheduled date of payment of principal, interest or fees payable to such Lender or postponement of the scheduled date of expiration of the commitment of such Lender, (d) changes to the pro rata sharing and voting provisions and (e) releases of substantially all of the Guarantees.

Cost and Yield Protection:

To be substantially similar to the Existing Credit Agreement, and to include as changes in law requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III.

Assignments and Participations:

The Lenders will be permitted to assign loans under the Facility with the consent of the Agent and (subject to exceptions substantially similar to the Existing Credit Agreement) the Borrower, in each case not to be unreasonably withheld or delayed (with the Borrower being deemed to have consented after 15 business days). Subject to exceptions substantially similar to the Existing

Credit Agreement, each assignment will be in an amount of not less than $5,000,000.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Rights of participants to consent to the voting of their respective Lenders shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) postponement of the scheduled date of payment of principal, interest or fees payable to such participant or postponement of the scheduled date of expiration of the commitment of such participant, (d) changes to the pro rata sharing and voting provisions and (e) releases of substantially all of the Guarantees. Additionally, each Lender will be permitted to pledge its rights under the definitive documentation without restriction to a collateral agent or other counterparty providing credit or credit support to such Lender in support of its obligations to such collateral agent or a holder of such obligations, as the case may be (it being understood and agreed that no pledge shall release such Lender from any of its obligations thereunder).

Expenses and Indemnification:	Substantially similar to the Existing Credit Agreement.

Bail-In Provisions

The definitive documentation for the Facility will contain customary provisions relating to “bail-in” legislation with respect to European Economic Area member states, implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Governing Law and Forum:	New York.

Counsel to the Agent and the Arranger:	Davis Polk & Wardwell LLP.

Interest Rates:

Interest will be, at the option of the Borrower, the Eurodollar rate plus the Applicable Rate or the Base Rate plus the Applicable Rate, in each case, as shown on Schedule A-I hereto, based on the rating of the Borrower’s non-credit-enhanced, senior unsecured long-term debt by S&P and Moody’s (in each case after giving pro forma effect to the Transactions) and the duration of the Facility.

The Borrower may elect interest periods of 1, 2 or 3 months for Eurodollar rate borrowings. If the Eurodollar rate for any interest period would otherwise be less than zero, it shall be deemed to be zero for such interest period.
Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate loans) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

The “Base Rate” is the highest of (a) CS’s prime rate, (b) the federal funds effective rate plus ½ of 1.0% and (c) the Eurodollar rate for a one-month interest period, plus 1.00%.

Duration Fees:

The Borrower will pay a fee (the “Duration Fee”) to each Lender in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 90 days after the Closing Date, due and payable in cash on the business day following such 90th day; (ii) 0.75% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 180 days after the Closing Date, due and payable in cash on the business day following such 180th day; and (iii) 1.00% of the aggregate principal amount of the loans under the Facility outstanding on the date which is 270 days after the Closing Date, due and payable in cash on the business day following such 270th day.

SCHEDULE A-I

PROJECT SUPERFRUIT
$1,700,000,000 364-Day Bridge Term Loan Credit Facility
Pricing Grid

Rating S&P/Moody’s(1)	Applicable Rate Eurodollar Loans		Applicable Rate Base Rate Loans
	(basis points per annum)		(basis points per annum)
Level 1 A/A2 or better	87.5	*	0	*
Level 2 Lower than Level 1 but at least A-/A3	100	*	0	*
Level 3 Lower than Level 2 but at least BBB+/Baa1	112.5	*	12.5	*
Level 4 Lower than Level 3 but at least BBB/Baa2	125	*	25	*
Level 5 Lower than Level 4 or unrated	150	*	50	*

* The Applicable Rate will increase by 25 basis points on the 90th day after the Closing Date and every 90 days thereafter (the “Margin Step-Ups”).

(1)  If either Moody’s or S&P shall not have in effect a rating of the Borrower’s non-credit-enhanced, senior unsecured long-term debt, then such agency shall be deemed to have established a rating at Level 5. In the case of split ratings, the higher rating will apply unless the split is more than one Level, in which case one Level below the higher Level will apply.

EXHIBIT B

PROJECT SUPERFRUIT
$1,700,000,000 364-Day Bridge Term Loan Credit Facility
Summary of Conditions Precedent(2)

The borrowing under the Facility shall be subject solely to the satisfaction of the following conditions precedent:

1.                                      The Acquisition and the other Transactions shall be consummated simultaneously or substantially simultaneously with the borrowing under the Facility, in all material respects in accordance with the terms of the Acquisition Agreement.  The Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is material and adverse to the Lenders or the Arranger without the prior written consent of CS Securities.

2.                                      CS Securities shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, members’ equity and cash flows of the Company in each case for the last three fiscal years to have been completed at least 90 days prior to the Closing Date, and (b) unaudited financial statements of the Company for each subsequent fiscal quarter completed at least 40 days before the Closing Date; it being understood that, with respect to the first three quarters of fiscal year 2016, U.S. GAAP unaudited consolidated balance sheets and related statements of income, members’ equity and cash flows for the nine-month period ended September 30, 2016 shall be satisfactory to CS Securities for purposes of this clause (b).

3.                                      CS Securities shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower in each case for the last three fiscal years to have been completed at least 90 days prior to the Closing Date, and (b) unaudited financial statements of the Borrower for each subsequent fiscal quarter completed at least 40 days before the Closing Date. Filings of all such financial statements in publicly available SEC filings shall satisfy the delivery requirement in this paragraph 3.

4.                                      The Agent shall have received a certificate in the form of Exhibit C to the Commitment Letter, and in substance reasonably satisfactory to the Agent, from the chief financial officer of the Borrower certifying the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

5.                                      The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information requested in writing at least ten business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(2)  All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto.

6.                                      The Agent shall have received customary legal opinions, corporate documents and officers’ and public officials’ certifications; execution of any required guarantees, which shall be in full force and effect on the Closing Date; evidence of authority; delivery of borrowing notice; and accuracy in all material respects of the Acquisition Agreement Representations and the Specified Representations, subject to the Limited Conditionality Provisions (as defined below).

7.                                      The Arranger and the Lenders shall have received (or shall simultaneously receive) all fees and invoiced expenses and other amounts required to be paid on or prior to the Closing Date pursuant to the Commitment Letter, the Fee Letter and the definitive documentation with respect to the Facility.

8.                                      Since December 31, 2015, there shall not have occurred any change or event that has had or would reasonably be expected to have a Material Adverse Effect (as defined in Schedule B-I hereto) with respect to the Company.

9.                                      Each party thereto shall have executed and delivered definitive documentation with respect to the Facility (a) consistent with the Commitment Letter and the Term Sheet and containing only those mandatory prepayments, representations, warranties, affirmative and negative covenants and events of default expressly set forth in the Term Sheet and otherwise subject to the Limited Conditionality Provisions;  (b) giving due regard to operational requirements of the Borrower and its subsidiaries in light of their size, industries, practices, the Borrower’s business plan and matters disclosed in the Acquisition Agreement and (c) otherwise substantially similar to the Borrower’s existing Credit Agreement dated as of September 25, 2012 (as amended on August 24, 2015, the “Existing Credit Agreement”), with modifications as are necessary to be consistent with the Commitment Letter or appropriate to reflect the Transactions, the administrative requirements of Credit Suisse or as may be mutually agreed.

10.                               Notwithstanding anything in this Commitment Letter, the Fee Letter or the definitive documentation or any other agreement or undertaking related to the Facility to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Closing Date, shall be (i) such of the representations made by or on behalf of the Company in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its affiliates) has the right to terminate its obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the definitive documentation for the Facility shall be in a form such that they do not impair the availability of the Facility on the Closing Date if the conditions expressly set forth in this Exhibit B are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and guarantors set forth in the Term Sheet relating to organizational existence of the Borrower and guarantors; power, due authorization, execution and delivery, in each case as they relate to the entering into and performance of the definitive documentation for the Facility; the enforceability of such documentation; Federal Reserve regulations, the Investment Company Act, use of the loan proceeds not violating OFAC and FCPA, PATRIOT Act, no conflicts between the definitive documentation for the Facility and the organizational or material debt documents of the Borrower or any guarantor, which debt documents shall be limited to agreements with respect to the Borrower’s existing revolving facility, the Borrower’s existing senior unsecured notes and indebtedness of the Borrower or any guarantor in a committed or outstanding principal amount in excess of $100,000,000, each case after giving pro forma effect to the Transactions, and solvency (after giving effect to the Transactions) of the Borrower, the Company, and their subsidiaries on a consolidated basis on the Closing Date (which shall be no more burdensome than Exhibit C to the Commitment Letter).  This paragraph and paragraph 11 below, and the provisions herein and therein, shall be referred to as the “Limited Conditionality Provisions.”

11.                               No payment or bankruptcy event of default shall exist and be continuing under the Facility.

Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Acquisition Agreement. Cross references in this Exhibit B refer to the respective sections of the Acquisition Agreement.

“Material Adverse Effect” means any fact, circumstance, occurrence, effect, change or event that would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (each as defined in the Acquisition Agreement), taken as a whole, other than any fact, circumstance, occurrence, effect, change or event resulting from, relating to or arising out of: (i) changes in general United States of America or global economic conditions; (ii) any change in the financial, credit, banking, currency or capital markets in general or changes in currency exchange rates or interest rates or currency fluctuations; (iii) political, legislative or regulatory conditions in general; (iv) acts of God or other calamities, pandemics, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement and whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack; (v) changes in Law (as defined in the Acquisition Agreement) or in GAAP or other accounting requirements or principles imposed upon the Company, including, in each case, the interpretations thereof; (vi) any actions taken or failures to take action to which the Purchaser has consented in writing; (vii) any failure by the Company to achieve any sales projection, earnings projection, financial projection or other forecast (it being understood and agreed that the foregoing shall not preclude the Purchaser (as defined in the Acquisition Agreement) from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (viii) the announcement or pendency of the sale or potential sale of the Company to the Purchaser or the announcement or the taking of any action required by this Agreement, including by reason of the identity of the Purchaser or any plans or intentions of the Purchaser with respect to the conduct of the businesses of any of the Company, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers and/or employees or (ix) any item set forth in Section 1.1(s) of the Disclosure Letter (as defined in the Acquisition Agreement); provided, however, the matters described in clauses (i) through (v) above shall be included and taken into account in the term “Material Adverse Effect” to the extent that such changes materially and disproportionately have a greater adverse impact on the Company, taken as a whole, as compared to the adverse impact such changes have on other Persons (as defined in the Acquisition Agreement) operating in the same industries as the Company operates.

EXHIBIT C

SOLVENCY CERTIFICATE

This Certificate is being delivered pursuant to Section [•] of the Credit Agreement dated as of [•] (the “Credit Agreement”), among [•] (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Credit Suisse AG, as administrative agent (in such capacity, the “Administrative Agent”).  Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

[•] hereby certifies that he/she is the Chief Financial Officer of the Borrower and that he/she is knowledgeable of the financial and accounting matters of the Borrower and its Subsidiaries, the Credit Agreement and the covenants and representations (financial and other) contained therein and that, as such, he/she is authorized to execute and deliver this Certificate on behalf of the Borrower.

The undersigned hereby further certifies, in his/her capacity as Chief Financial Officer of the Borrower and not in an individual capacity, as follows:

1.                                      On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the fair value of the assets of the Borrower and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2.                                      On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the present fair saleable value of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.                                      On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.                                      On the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof, the Borrower and its Subsidiaries, taken as a whole, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

In computing the amount of the contingent liabilities of the Borrower and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that,

in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

The undersigned understands that the Lenders and the Administrative Agent are relying upon the foregoing statements in this Certificate in connection with the consummation of the Transactions.

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C-2

IN WITNESS WHEREOF, the undersigned has executed this Certificate this [•] day of [•].

By:
Name:
Title: Chief Financial Officer

C-3